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                                                                      Exhibit 3
February 3, 2005

CONFIDENTIAL

Mr. John Q. Hammons
300 John Q. Hammons Parkway
Suite 900
Springfield, Missouri  65806

      Re:   Exclusivity Agreement

Dear Mr. Hammons:

As you know, the Special Committee of the Board of Directors of John Q. Hammons Hotels, Inc. (the "Company") has agreed to conduct exclusive negotiations with the undersigned regarding a potential acquisition transaction (a "Company Transaction"). As a condition to entering into a definitive agreement with the Company, we must enter into a definitive agreement with you and your affiliates regarding the acquisition of your equity interests in the Company and John Q. Hammons Hotels, L.P. ("JQH LP") and the related agreements regarding the provision of a line of credit, management arrangements, and the other matters we have discussed (collectively, a "Hammons Transaction").

In light of the significant resources that we have and will continue to devote to the consummation of the proposed transaction, by signing this letter, you agree to discontinue immediately any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted prior to the date hereof by you or any of your affiliates, advisors, agents or representatives (collectively, the "Representatives"), with respect to any proposed, potential or contemplated Alternative Transaction (as defined below). You also agree that, through midnight central standard time on February 28, 2005 (the "Exclusivity Period"), you will not, and will not authorize or permit any of your affiliates or any of your or your affiliates' Representatives to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction,
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction or (iii) authorize, approve, consummate, engage in, or enter into any agreement with respect to, any Alternative Transaction. In the event that, during the Exclusivity Period, you receive an offer, proposal or similar communication regarding an Alternative Transaction, you shall promptly deliver written notice of such communication to the undersigned, including reasonable detail of the substance thereof.

For purposes of this letter, "Alternative Transaction" means any (i) reorganization, dissolution, liquidation or recapitalization of the Company, JQH LP or any of their respective subsidiaries or involving the Company, JQH LP or any of their respective subsidiaries, (ii) merger, consolidation, share exchange or acquisition of the Company, JQH LP or any of their respective subsidiaries,
(iii) sale of any material amount of assets of the Company, JQH LP or any of their respective subsidiaries, (iv) direct or indirect acquisition or purchase of any capital stock, partnership interests or other equity interests of the Company, JQH LP or any of their
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respective subsidiaries that you or any of your affiliates beneficially own, (v)
any similar transaction or business combination involving the Company, JQH LP or any of their respective subsidiaries or their respective businesses, capital stock, partnership interests, other equity interests or assets or (vi) other transaction the consummation of which would prevent, impede or delay the consummation of the transactions contemplated hereby that, in each of the cases outlined in items (i) through (vi) above, does not involve the undersigned on terms acceptable to us in our sole discretion.

During the Exclusivity Period, we and our affiliates and you and your affiliates agree to negotiate in good faith to complete the transactions contemplated herein.

Except as required by applicable law, you agree that you shall not, and shall not permit your Representatives to, directly or indirectly, disclose to any person other than your Representatives (who shall be made aware of this paragraph) the fact that any discussions or negotiations concerning a possible Company Transaction or Hammons Transaction are taking place or the status thereof.

The Special Committee has authorized us to enter into this exclusivity agreement with you.

This letter agreement shall not impose upon any party the obligation to actually consummate a transaction. This letter agreement will automatically terminate and be of no further force and effect upon the expiration of the Exclusivity Period. Notwithstanding anything to the contrary contained herein, the termination of this letter agreement will not affect any rights any party has with respect to the breach of this letter agreement prior to any such termination.

This letter agreement sets forth the entire understanding of the parties with respect to the transactions contemplated herby and this letter agreement shall not be modified or amended except by a written agreement executed and delivered by each of the parties hereto.

If you are in agreement with the terms set forth above and desire to proceed with the transactions contemplated hereby on that basis, please sign in the space provided below and return an executed copy to us.

Yours sincerely,

JQH Acquisition, LLC                    GIC Real Estate, Inc.

By: /s/ JONATHAN EILIAN                 By: /s/ HOWARD MARGOLIS
    --------------------------              ------------------------
    Jonathan Eilian                         Howard Margolis
    Managing Member                         Senior Vice President


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ACCEPTED AND AGREED as of

February ___, 2005


   /s/ JOHN Q. HAMMONS
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     John Q. Hammons


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